UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported):  May 29, 2009

MERRIMAN CURHAN FORD GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-15831 (Commission File Number)	11-2936371 (IRS Employer Identification No.)

600 California Street, 9th Floor, San Francisco, California ( Address of Principal Executive Offices)	94108 (Zip Code)

Registrant's telephone number, including area code (415) 248-5600

(Former Name or Former Address, if Changed Since Last Report)

Item 3.02	Unregistered Sales of Equity Securities

On May 29, 2009, the Company sold and issued $525,000 in principal amount of Secured Convertible Promissory Notes (Each a “Note,” and collectively, the “Notes”).  On June 1, 2009, the Company sold and issued a further $100,000 in principal amount of Notes.  The investor group included eight individuals, including certain officers and employees of the Company as well as outside investors.  The Notes were issued in a private placement exempt from registration requirements.  There were no underwriters, underwriting discounts or commissions involved in the transactions, and the Company received cash consideration.  The Notes carry an interest rate of 11% per annum, payable in cash quarterly, and are due upon the earlier of two years from issuance or a change in control of the Company.  The Notes are convertible into common stock of the Company at a price of $0.50 per share and come with warrants to purchase additional shares of common stock of the Company at $0.50 per share (the “Warrants”).  The Notes are convertible, and the Warrants exercisable, beginning six months after issuance.  Each investor received Warrants exercisable for a number of shares of common stock equal to 75% of the principal amount of the Notes purchased by such investor, divided by $0.50 per share.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(b) Resignation of Directors

Effective May 29, 2009, Ray Minehan resigned from our Board, and effective May 31, 2009 Patrick Arbor and Steve Town resigned from our Board.  The Company intends to operate with a smaller Board going forward in view of the Company’s plan to reduce the scale of its operations.  At the time of resignation, there were no disputes between Messrs. Minehan, Arbor and Town and the Company.

On June 3, the Company announced the formation of a Board of Advisors in order to allow its executive committee to benefit from the strategic advice of senior financial services professionals and former company board members.  Messrs. Minehan, Arbor and Town have each agreed to serve on the Advisory Board.

Item 9.01   Exhibits

(d) Exhibits.

4.3	Subscription Agreement by and among the Company and the subscribers dated May 29, 2009 providing for the sale and issuance of Secured Convertible Promissory Notes.

4.4	Form of Secured Convertible Promissory Notes dated May 29, 2009 and June 1, 2009.

4.5	Form of Security Agreement dated May 29, 2009 by and among the Company and the investors in the Secured Convertible Promissory Notes.

4.6	Form of Warrants dated May 29, 2009 and June 1, 2009 by and among the Company and the investors in the Secured Convertible Promissory Notes.

99.1	Press Release announcing Board resignations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERRIMAN CURHAN FORD GROUP, INC.

Date: June 3, 2009	By:	/s/ D. JONATHAN MERRIMAN
D. Jonathan Merriman Chief Executive Officer